Exhibit 8.1

Campbell Mithun Tower

222 South Ninth Street

Suite 2000

Minneapolis, MN 55402-3338

Tel (612) 607-7000 Fax (612) 607-7100

www.foxrothschild.com

October 30, 2020

Xtant Medical Holdings, Inc.

664 Cruiser Lane

Belgrade, Montana 59714

Ladies and Gentlemen:

We have acted as counsel to Xtant Medical Holdings, Inc. (the “Company”), a Delaware corporation, in connection with the distribution by the Company to holders of its outstanding common stock, par value $0.000001 per share (the “Common Stock”), at no charge, of nontransferable subscription rights (“Rights”) to purchase an aggregate of up to 14,018,690 shares of Common Stock (the “Transaction”). The Common Stock is traded on the NYSE American exchange under the symbol “XTNT.” The Company does not have any authorized or outstanding shares of capital stock, other than shares of Common Stock.

In the Transaction, each holder of shares of Common Stock will receive, at no charge, a fixed number of Rights for each share of Common Stock owned by the holder at 5:00 p.m., New York City time, as of the November 5, 2020 record date. The subscription price will be payable in cash and must be received by the subscription agent before the expiration of the Rights offering. Each whole subscription right will include a basic subscription right to purchase one share of Common Stock, which must be purchased with each Right exercised. If a holder of shares of Common Stock exercises the basic subscription right for all shares of Common Stock such holder owns, the holder may exercise an oversubscription privilege to purchase at the same subscription price a portion of any Rights offering shares of Common Stock not purchased by other stockholders exercising their basic subscription rights in full, subject to certain limits. No fractional Shares will be issued in the Rights offering.

As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied, with your permission, entirely upon (a) the representations and warranties of the parties set forth in the Transaction Documents (as defined below) and (b) certificates of certain of the officers of the parties, and have assumed, without independent inquiry, the accuracy of those representations, warranties, and certificates.

October 30, 2020

In connection with this opinion letter, we have examined originals or copies or final drafts of the following documents (the “Transaction Documents”):

i.	Registration Statement on Form S-1, originally filed with the Securities and Exchange Commission on September 11, 2020, under the Securities Act of 1933, as amended, as amended on the date hereof (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”);

ii.	Restructuring and Exchange Agreement, by and among the Company, OrbiMed Royalty Opportunities II, LP, and ROS Acquisition Offshore LP, dated as of August 7, 2020 (the “Restructuring Agreement”);

iii.	Subscription Agent Agreement, by and between the Company and Equiniti Trust Company, dated as of October 23, 2020 (the “Subscription Agent Agreement”); and

iv.	Information Agent Agreement, by and between the Company and Equiniti (US) Services LLC, dated as of October 5, 2020 (the “Information Agent Agreement”).

We have also examined such other records and agreements, instruments, certificates and other documents as we have deemed necessary or appropriate for the purposes of this opinion letter.

In addition, we have made such investigations of such matters of law as we deemed appropriate as a basis for the opinions expressed below. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates, papers, statutes, authorities and records as we have deemed relevant or necessary as a basis for the opinions set forth herein. In all such examinations made by us in connection with this opinion letter, we have assumed the genuineness of all signatures, including electronic signatures, that any signature purported to be made by an attorney in fact pursuant to a power of attorney has been effectively made pursuant to a valid power of attorney executed by the principal, the completeness and authenticity of all records and all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof. With your permission, we have assumed that each party to the Restructuring Agreement, Subscription Agent Agreement and Information Agent Agreement has the power and authority, corporate or other, to enter into and perform all obligations thereunder, has authorized the execution, delivery and performance of such agreement, has duly executed and delivered such agreement, and will fully comply with the terms of such agreement.

Except as expressly set forth in this opinion letter, we have not undertaken any independent investigation to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations and statements of the Company and others in connection with the preparation and delivery of this letter.

October 30, 2020

Based on the foregoing and in consideration of such other matters as we have deemed appropriate, we are of the opinion that as of the date hereof, the statements in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences,” insofar as they describe certain U.S. federal income tax consequences of the Transaction, are correct. Please note that as stated therein, there is lack of authority directly addressing application of Section 305(a) of the Internal Revenue Code of 1986, as amended, to rights offerings.

In rendering the foregoing opinions, we do not express any opinion as to any laws other than the federal income tax laws of the United States of America.

The opinion in this opinion letter is based on the existing provisions of the Internal Revenue Code of 1986, as amended, and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service, and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions on which our opinions are based. This opinion letter is rendered as of today and we undertake no obligation to update this opinion letter or advise you of any changes if there is any change in legal authorities, facts, assumptions, or documents on which this opinion letter is based (including the taking of any action by any party to the documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the assumptions on which we have relied in rendering this opinion letter unless we are specifically engaged to do so in writing. This opinion letter was not written and is not intended to be used and cannot be used by any taxpayer for purposes of avoiding United States federal income tax penalties that may be imposed.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the captions “Legal Matters” and “Material U.S. Federal Income Tax Consequences” in the prospectus contained therein. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Fox Rothschild LLP